Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) amends that certain Amended and Restated Employment Agreement (the “Agreement”), dated as of July 7, 2004, by and between Michaels Stores, Inc. (the “Company”) and R. Michael Rouleau (“you”), and is entered into as of the 15th day of March, 2006.
     WHEREAS, you have retired from employment with the Company and in connection therewith, you and the Company are entering into this Amendment for purposes of clarifying certain provisions of the Agreement.
     NOW, THEREFORE, notwithstanding anything to the contrary in the Agreement, the parties hereto agree as follows:
     1. Retirement. Effective as of the date hereof, you retire from all offices and/or positions held with the Company or any subsidiary or affiliate of the Company, and the Company hereby relieves you of all responsibilities and duties to serve as Chief Executive Officer or President, including directing the day-to-day management of the Company. Instead, you agree to serve as Special Advisor to the Company’s Board of Directors (the “Board”) to provide advice and counsel to the Board as reasonably requested and agreed by both parties. Either you or the Company may terminate your service as Special Advisor at any time, but any termination of your service will not affect your rights under Paragraph 2 below. You will be reimbursed by the Company for all reasonable expenses incurred in the course of fulfilling your duties to the Board as its Special Advisor.
     2. Compensation and Benefits. The Agreement is amended to specify in this Paragraph 2 the total compensation and benefits to which you are entitled under the Agreement and this Amendment.
     (a) Until January 31, 2008, you shall continue to receive your per annum base salary applicable at the time of this Agreement ($840,000), to be paid as follows: On September 29, 2006 you shall be paid in a lump sum the amount of your base salary accrued prior to that date. Thereafter, your salary shall be paid by-weekly.
     (b) The Company will immediately transfer to you the automobile purchased for your use prior to your retirement. The value of the car will be included in your income and the Company will provide a tax gross-up payment.
     (c) You are entitled to life insurance and disability insurance now in effect until January 31, 2008. Your Company-owned and paid whole life insurance policies shall continue until January 31, 2008, at which date you shall become the owner of such policies.
     (d) You are entitled to medical, dental and vision benefits on the retirement terms set forth in Paragraph 1(e) of the Agreement (except that such benefits will be coordinated with Medicare coverage only after January 31, 2008).
     (e) You are entitled to receive a bonus for fiscal 2006, prorated to March 31, 2006, under your Fiscal Year 2006 Bonus Plan that shall be paid when bonuses for such fiscal year are paid to Company employees in the ordinary course of business.
     (f) All your outstanding options to purchase common stock of the Company granted prior to August 5, 2005 are fully vested and exercisable and will all expire on March 14, 2011. Your options granted on August 5, 2005 shall vest and expire in accordance with their existing terms.
     3. Effect of Amendment; Continued Enforceability. Except as specifically amended by this Amendment, all existing provisions of the Agreement shall remain in full force and effect, irrespective of the outcome of the Company’s decision to pursue strategic alternatives, and the Agreement, as amended hereby, shall terminate on January 31, 2008, including your service as Special Advisor to the Board.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
MICHAELS STORES, INC.

By:	/s/ Charles J. Wyly, Jr.	/s/ R. Michael Rouleau

	Charles J. Wyly, Jr.	R. Michael Rouleau
Chairman of the Board of Directors